EXHIBIT 23.2

                        INFORMATION REGARDING CONSENT
                           OF ARTHUR ANDERSEN LLP

   The Registrant's consolidated financial statements and schedules as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2002 incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent auditors, as stated in their reports with respect thereto.

   After such reasonable efforts, the Registrant has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference of such financial statements. Accordingly, the Registrant has omitted such consent in reliance upon Rule 437a under the Securities Act of 1933.

   Because Arthur Andersen LLP has not consented to the incorporation by reference of the financial statements, Plan participants may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in such financial statements or any omissions to state a material fact required to be stated therein.

   Events arising out of the conviction of Arthur Andersen LLP of one count of obstruction of justice arising from the government's investigation of Enron Corporation, as well as the volume of civil lawsuits filed against it, have adversely affected the ability of Arthur Andersen to satisfy claims, if any, arising from its provision of auditing services to the Registrant, including claims that may arise out of Arthur Andersen's audit of the Registrant's consolidated financial statements, which are incorporated by reference in this Registration Statement.